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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Gart Sports Company of our report dated March 11, 1999, with respect to the consolidated balance sheets of Gart Sports Company and subsidiaries as of January 30, 1999, January 31, 1998, and January 3, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the 52 weeks ended January 30, 1999, 28 days ended January 31, 1998, and the 52 weeks ended January 3, 1998 and January 4, 1997, which report appears in the January 30, 1999, annual report on Form 10-K of Gart Sports Company.

KPMG LLP

Denver, Colorado
April 27, 1999